Exhibit 99.4

CONSENT OF TO BE NAMED AS A DIRECTOR NOMINEE

Cohen Circle Acquisition Corp. II intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a director nominee. The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: April 2, 2025	Signature:	/s/ Jewelle Bickford
	By:	Jewelle Bickford